UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2011

Microsemi Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-08866	95-2110371
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

	One Enterprise Aliso Viejo, California	92656
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 380-6100

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 13, 2011, in connection with its previously announced offers (the “Offers”) for all of the issued and outstanding common shares and 6% unsecured, subordinated convertible debentures maturing September 30, 2012 of Zarlink Semiconductor Inc. (“Zarlink”), Microsemi Corporation, a Delaware corporation (“Microsemi”), entered into Amendment No. 2 (“Amendment No. 2”) to its existing Credit Agreement dated as of November 2, 2010, as amended by Amendment No. 1 to the Credit Agreement, dated as of March 2, 2011 (the “Existing Credit Agreement”; and as amended by Amendment No. 2, the “Amended and Restated Credit Agreement”), with Morgan Stanley Senior Funding, Inc. (“MSSF”), Morgan Stanley & Co. LLC and the lenders referred to therein.

Pursuant to the Existing Credit Agreement, MSSF provided $425,000,000 senior secured first lien credit facilities, consisting of a term loan facility in an aggregate principal amount of $375,000,000 (the “Existing Term Loan Facility”) and a revolving credit facility in an aggregate principal amount of $50,000,000 (the “Existing Revolving Facility”). The Amended and Restated Credit Agreement provides for a refinancing of the Existing Term Loan Facility plus an additional term loan facility in the amount of $425,000,000 (the “New Term Loan Facility”), for an aggregate term loan facility in the amount of $800,000,000 (collectively, the “Term Loan Facility”). The Existing Revolving Facility will remain in place. The New Term Loan Facility and a portion of the Existing Revolving Facility financed the Offers and the acquisition of Zarlink and fees and expenses related thereto. The Existing Revolving Facility is also available for working capital requirements and other general corporate purposes.

The Amended and Restated Credit Agreement also provided new pricing terms, which increased the current applicable margin on revolving loans and swingline loans determined at the Base Rate by 75 to 100 basis points to 3.00% to 3.75% and revolving loans and swingline loans determined at the Eurodollar Rate by 75 to 100 basis points to 4.00% to 4.75%, depending on Microsemi’s consolidated leverage ratio. For term loans, the new pricing terms increased the current applicable margin on term loans determined at the Base Rate by 150 basis points to 3.50% and term loans determined at the Eurodollar Rate by 150 basis points to 4.50%. The “Base Rate” is defined as a rate per annum equal to the greatest of (a) the prime rate, (b)  1/2 of 1% per annum above the federal funds effective rate, (c) the one-month Eurodollar Rate plus 1%, and (d) in the case of any term loans, 2.25%. The “Eurodollar Rate” is defined as (a) the rate per annum offered for deposits of dollars for the applicable interest period that appears on Reuters Screen LIBOR01 Page as of 11:00 A.M., London, England time, two (2) business days prior to the first day of such interest period or (b) if no such offered rate exists, such rate will be the rate of interest per annum as determined by the administrative agent (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits of dollars in immediately available funds are offered at 11:00 A.M., London, England time, two (2) business days prior to the first day in the applicable interest period by major financial institutions reasonably satisfactory to the administrative agent in the London interbank market for such interest period and for an amount equal or comparable to the principal amount of the loans to be borrowed, converted or continued as Eurodollar Rate loans on such date of determination. In the case of term loans, the Eurodollar Rate will not be lower than 1.25%.

Pursuant to the Amended and Restated Credit Agreement, Microsemi can request, at any time and from time to time, the establishment of one or more term loan and/or revolving credit facilities with commitments in an aggregate amount not to exceed $200,000,000 (increased from $100,000,000 pursuant to the Existing Agreement).

Microsemi paid upfront fees or original issue discount equal to 2.00% of the Term Loan Facility and an amendment fee on the Existing Revolving Facility of 0.25%. Additionally, Microsemi expects to pay an undrawn commitment fee ranging from 0.25% to 0.625% depending on Microsemi’s consolidated leverage ratio, on the unused portion of the Existing Revolving Facility. If any letters of credit are issued, then Microsemi expects to continue paying a fronting fee equal to 0.25% per annum of the aggregate face amount of each letter of credit and a participation fee on all outstanding letters of credit at a per annum rate equal to the margin then in effect with respect to Eurodollar Rate-based loans on the face amount of such letter of credit.

The Amended and Restated Credit Agreement includes financial covenants requiring a maximum leverage ratio and minimum fixed charge coverage ratio and also contains other customary affirmative and negative covenants and events of default.

The foregoing summary of Amendment No. 2 and the Amended and Restated Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of Amendment No. 2, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Amendment No. 2 to Credit Agreement, dated as of October 13, 2011, by and among Microsemi Corporation, Morgan Stanley Senior Funding, Inc., Morgan Stanley & Co. LLC and the lenders referred to therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Microsemi Corporation
(Registrant)

	By:	/s/ JOHN W. HOHENER
Date: October 18, 2011		John W. Hohener
Executive Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amendment No. 2 to Credit Agreement, dated as of October 13, 2011, by and among Microsemi Corporation, Morgan Stanley Senior Funding, Inc., Morgan Stanley & Co. LLC and the lenders referred to therein.